AMENDMENT THREE

To

LIMITED EXCLUSIVE PATENT LICENSE AGREEMENT

For

OPTICAL COHERENCE TOMOGRAPHY
For Human and Animal Dentistry

Between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

LANTIS LASER, INC.

LLNL Case No. TL01640-0.3

Lawrence Livermore National Laboratory
University of California
P.O. Box 808, L-795, Livermore, CA 94551
Industrial Partnerships and Commercialization

December 18, 2006

AMENDMENT THREE
December 2006

To

License Agreement - LLNL Case Number TL01640-0.0
For Optical Coherence Tomography for Human and Animal Dentistry
between Lantis Laser, Inc. and
The Regents of the University of California
effective September 14, 2001

This Amendment Three to the License Agreement by and between The Regents of the University of California (“THE REGENTS”) and Lantis Laser, Inc. (“LICENSEE”) will be effective as of the date of execution of this Amendment by the last signing Party. This Amendment and the associated License Agreement are subject to overriding obligations to the Federal Government pursuant to the provisions of THE REGENTS’ Contract No. W-7405-ENG-48 with the United States Department of Energy (“DOE”) for the operation of the Lawrence Livermore National Laboratory (“LLNL”).

This Amendment Three will modify the payment schedule and performance obligations. All other terms and conditions remain the same.

Therefore, in consideration of the mutual covenants and obligations recited herein, THE REGENTS and LICENSEE hereby amend the License Agreement as follows:

1. EXHIBIT B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS)

Delete Section B.4 (Performance Obligations) in its entirety and replace with the following:
B.4	Performance Obligations

B.4.1
LICENSEE will build five (5) beta systems for clinical evaluation by leading clinicians and universities to provide feedback for the final specification of the pre-productions System and to perform characterization and validation studies. Software will be developed further to accommodate high speed scanning that will allow images to be shown on screen in real time. It will also be expanded for clinical use to allow the capture, manipulation and storage of image data. Refinement of the probe will be an ongoing effort to meet the clinical needs of the dental practitioners. The design of the hand-held scanner mechanism will be finalized in consultation with clinicians. These tasks will be completed by December 31, 2007.

B.4.2
LICENSEE will (1) build two commercial configurations of the pre-production system that incorporate OCDR - one for integration with other digital modalities and the other as a stand-alone system, and (2) complete the development of the electronic interface with the OCT System, by December 31, 2008. FDA 510(k) clearance for Licensed Products that incorporate OCDR will be applied for simultaneous to the last stages of development.

B.4.3	LICENSEE will achieve the first of Sales of Licensed Products at the close of LICENSEE’s business on December 31, 2008.

B.4.4	LICENSEE will achieve accumulative gross sales revenues from the Sales of Licensed Products of at least Ten Million Dollar ($10,000,000) at the close of LICENSEE’s business on December 31, 2009.

B.4.5	LICENSEE will achieve accumulative gross sales revenues from the Sales of Licensed Products of at least Twenty Million Dollar ($20,000,000) at the close of LICENSEE’s business on December 31, 2010.

B.4.6
LICENSEE will achieve gross sales revenues from the Sales of Licensed Products of at least Thirty Million Dollars ($30,000,000) per calendar year commencing with calendar year 2011 as measured at the close of LICENSEE’s business on December 31 of the relevant year.

B.4.7	Progress reports will be due annually on every February 28. The next progress report is due on February 28, 2007.

B.4.8
LICENSEE will proceed commercially diligently to develop, file relevant regulatory applications for and attempt to obtain relevant regulatory commercialization approvals with respect to the manufacturing, marketing, and sale of Licensed Products for at least one use in the Field of Use. LICENSEE will file with the U.S. Food and Drug Administration (FDA) at least one Premarket Notification (510k Notification) or Premarket Application for clearance/approval of Licensed Products that incorporate OCDR and obtain clearance from the FDA no later than December 31, 2008. Notwithstanding any other term of this Agreement, for the purposes of (a) invoking/complying with the Hatch-Waxman Act (35 U.S.C. § 156) and any corresponding rules and regulations of the U.S. Patent & Trademark Office regarding patent term extension, and (b) seeking regulatory approval of LICENSEE’s Licensed Products and Licensed Methods, LICENSEE shall act as THE REGENTS’ agent. To the extent deemed necessary by LICENSEE, in good faith, the Parties will cooperate to secure regulatory approval of LICENSEE’s Licensed Products and Licensed Methods.

2. EXHIBIT C (FEES AND ROYALTIES) is deleted in its entirety and replaced with the following:

[This space left intentionally blank]

AMENDMENT TO
EXHIBIT C - FEES AND ROYALTIES

NOTICE
LICENSEE considers information in this Exhibit C to be Proprietary.

C.1	License Issue Fee

C.1.1
As partial consideration for this Agreement, LICENSEE owes and will pay to LICENSOR a nonrefundable issue fee of One Hundred Seventy-Five Thousand Dollars ($175,000) (License Issue Fee) to be paid as follows:

C.1.1.1	Fifteen Thousand Dollars ($15,000) was paid when LICENSEE executed the Agreement.

C.1.1.2	Seventy-Six Thousand Dollars ($76,000) was paid by October 6, 2006.

C.1.1.3	Eighty-Four Thousand Dollars ($84,000) to be paid on or before July 28, 2007.

C.1.2	THE REGENTS executed the Agreement after receipt of LICENSEE’s executed copies of the Agreement and payment of the first installment of the License Issue Fee specified in C.1.1.1 above.

C.1.3	The License Issue Fee will not be credited against any other royalty or fee due from LICENSEE to LICENSOR.

C.1.4
In the event that LICENSEE grants sublicenses, LICENSEE will collect an issue fee greater than or equal to Fifty Thousand Dollars ($50,000). LICENSEE will pay to LICENSOR Fifty Percent (50%) of any issue fee from sublicensing.

C.2	Earned Royalties

C.2.1
In addition to the License Issue Fee, LICENSEE will pay LICENSOR an earned royalty of Six Percent (6%) on its Net Sales and on Net Sales of its sublicensees. Payments of earned royalties will be in accordance with the requirements of Article 5 (FEES, ROYALTIES AND PAYMENTS), Article 7 (PROGRESS AND ROYALTY REPORTS), and Article 20 (NOTICES) of this Agreement.

C.2.2
THE REGENTS will decrease the earned royalty on Net Sales of Licensed Products that implement scanning applications of OCDR (Scanning Products) in the event that LICENSEE must also pay earned royalties on sales of Scanning Products under a license(s) with a third party(ies) for rights to patents that dominate that part of THE REGENTS’ Patent Rights pertaining to Scanning Products. The earned royalty due LICENSOR will be decreased by the actual earned royalty paid to such third parties up to a maximum of Two and One-Half (2.5) percentage points. In no case will the earned royalty due LICENSOR be less than Three and One-Half Percent (3.5%) of Net Sales. THE REGENTS will decrease the earned royalty from Net Sales of Scanning Products only if 1) LICENSEE provides THE REGENTS with a copy of the relevant third party license agreements including any amendments thereof, and 2) LICENSEE sells Scanning Products only separately from other Licensed Products and accounts for such sales separately, and 3) LICENSEE reports to THE REGENTS actual royalty payments made to third parties under the relevant license agreements. Any information disclosed under the reporting requirements can be marked PROPRIETARY and will not be disclosed to third parties, except as required by law.

C.2.3
The earned royalty on sales of Licensed Products that implement OCDR (OCDR Products) that are sold as part of a larger product system shall be based on the average Net Sales of that OCDR Product sold separately on a non-OEM basis over the relevant royalty reporting period. In cases where LICENSEE integrates OCDR Products with one or more Authorized Technologies (Integrated Products), and LICENSEE does not sell OCDR Products separately and therefore cannot determine earned royalties based on separate sales of OCDR, then LICENSEE shall pay an earned royalty of Six Percent (6%) on a fraction of Net Sales of Integrated Products as follows:

Number of Authorized Technologies integrated with OCDR Product	Fraction of Net Sales of Integrated Products
1	1/2
2 or more	1/3

In no case will LICENSEE pay an earned royalty on less than one-third (1/3) of the Net Sales of an Integrated Product.

Each of digital x-ray technology and laser technology for ablating biological material is an Authorized Technology. The Parties may agree to amend this Agreement, in writing, to include other technologies as Authorized Technologies.

C.3	Maintenance Fee

C.3.1
Beginning in calendar year 2002, LICENSEE will pay LICENSOR a license maintenance fee of Ten Thousand Dollars ($10,000) per calendar year, due on February 28 of each year. The maintenance fee will be waived once the minimum annual royalty requirement is met.

C.3.2
LICENSEE will pay to THE REGENTS Fifty Thousand Dollars ($50,000) for past due maintenance fees for calendar years 2002 through 2006 by December 31, 2007. In addition LICENSEE must pay the 2007 maintenance fee of Ten Thousand Dollar ($10,000) due February 28, 2007. THE REGENTS must receive both payments from the LICENSEE on time to maintain exclusivity.

C.4	Minimum Annual Royalties

C.4.1
LICENSEE will pay to LICENSOR a minimum annual royalty according to the requirements of Article 5 (FEES ROYALTIES AND PAYMENTS) and the schedule below. The minimum annual royalty paid to LICENSOR during a calendar year will be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

Calendar Year	Minimum Annual Royalty	Due Date
2008	$20,000	February 28, 2008
2009	$60,000	February 28, 2009
2010	$100,000	February 28, 2010
2011 and thereafter for the life of this Agreement	$250,000	February 28, 2011 and every February 28 thereafter for the life of the Agreement

C.5	Distribution of Payments

LICENSEE will pay ninety-five and six-tenths percent (95.6%) of all fees and royalties due to LICENSOR under this Agreement directly to THE REGENTS and will pay four and four-tenths percent (4.4%) of such fees and royalties directly to Optiphase, Inc. Payment shall have been considered to be made to Optiphase, Inc. by depositing appropriate money into an account designated by Optiphase.

C.6	Assignment Fee

LICENSEE will pay THE REGENTS an Assignment Fee of One Hundred Thousand Dollars ($100,000) prior to such assignment being approved by THE REGENTS as per Article 18 (ASSIGNABILITY).

THE REGENTS and LICENSEE execute this Amendment, in duplicate originals, by their respective officers who are duly authorized on the day and year that is written.

LANTIS LASER, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA LAWRENCE LIVERMORE NATIONAL LABORATORY

By:	By:
Name:	Name: Karena D. McKinley
Title:	Title: Director, IPAC Date Signed:
Date Signed: